CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
LLOYD W. BAKER, CFO
(509) 527-3636

NEWS RELEASE

Merline Saintil Joins Banner Corporation Board of Directors

Walla Walla, WA – March 1, 2017 – Banner Corporation (NASDAQ: BANR), the parent company of Banner Bank and Islanders Bank, today announced that Merline Saintil has been appointed to the Board of Directors of Banner Corporation. Ms. Saintil was also appointed to the Board of Directors of Banner Bank.

Merline Saintil serves as Head of Operations for the Product & Technology group at Intuit in Mountain View, California, where her core responsibilities include driving global strategic growth priorities, leading merger and acquisition integration and divestitures, and overseeing the vendor management office. Before joining Intuit, Ms. Saintil served as Yahoo’s Head of Operations for Mobile & Emerging Products, where she rapidly scaled the engineering organization through acquisitions and organic growth. Prior to joining Yahoo, Ms. Saintil increased her knowledge of technology and operations through a variety of roles at Sun Microsystems, Adobe, PayPal and Joyent.

In addition to her business interests, Ms. Saintil is passionate about supporting women and girls in leadership and technology. She currently serves on the Board of Directors of Watermark and Iridescent – two non-profits dedicated to increasing the number of women in leadership positions, and supporting girls in entrepreneurship and technology, respectively. She has received numerous awards for her contributions to her community and support of women in technology including being recognized by Business Insider as #6 on their list of the 22 Most Powerful Women Engineers in the World.

Upon graduating valedictorian, Ms. Saintil received a B.S. from Florida A&M University, where she graduated summa cum laude. She earned her M.S. from Carnegie Mellon University and has completed Stanford Directors’ College and Harvard Business School’s executive education programs.

“We are pleased to welcome Ms. Saintil to our Boards of Directors,” stated Mark J. Grescovich, President and CEO of Banner Corporation and Banner Bank, “and especially look forward to the valuable insight she brings with regard to the information technology arena.”

About the Company
Banner Corporation is a $9.8 billion bank holding company operating two commercial banks in five Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.

Forward-Looking Statements

Statements concerning future performance, developments or events, concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements, which are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. Banner undertakes no responsibility to update or revise any forward-looking statements.

Note: Transmitted via Globe Newswire on March 1, 2017 at 1:00 p.m. PST.